INDEPENDENT AUDITORS’ CONSENT

To the Board of Trustees and Shareholders of Mosaic Government Money Market:

We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to Registration Statement No. 2-63713 of Mosaic Government Money Market on Form N-1A of our report dated November 11, 2003, appearing in the Annual Report to Shareholders for the year ended September 30, 2003, and to the references to us under the headings "Independent Auditors" and "Financial Statements and Other Additional Information" in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.

(signature)

DELOITTE & TOUCHE LLP

Chicago, Illinois

January 28, 2004